EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (this "Agreement") is made this 31st day of May, 2002 by and between Brandywine Computer Group, Inc., a Delaware corporation ("Company"), and Mary Rosalie Seagrave ("Executive").

Background

Company desires to employ Executive, and Executive desires to be employed by Company, on the terms and conditions contained in this Agreement.
 Executive will be substantially involved with Company's operations and management and will learn trade secrets and other confidential information relating to Company and its customers; accordingly, the noncompetition covenant and other restrictive covenants contained in Section 14 of this Agreement constitute essential elements hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

Terms

1.	Definitions.  The following words and phrases shall have the meanings set forth below for the purposes of this Agreement (unless the context clearly indicates otherwise):

(a)	"Base Salary" shall have the meaning set forth in
Section 5.

(b)	"Board" shall mean the Board of Directors of Company
or any successor thereto.

(c)	"Cause," as determined by the Board in good faith,
shall mean Executive has --

  (1)	failed to perform her stated duties in any
material respect and not cured such failure (if curable) within 15 days of her receipt of written notice from the Board of the failure;

  (2)	materially breached any provision of this
Agreement and not cured such breach (if curable) within 15 days of her receipt of written notice of the breach;

  (3)	demonstrated her personal dishonesty in
connection with her employment by Company;

  (4)	engaged in willful misconduct;

  (5)	engaged in a breach of fiduciary duty owed to
Company;

  (6)	willfully violated any law, rule or regulation,
or final cease-and-desist order (other than minor traffic violations or similar offenses); or

  (7)	engaged in other serious misconduct of such a
nature that may reasonably be expected to affect adversely the Company.

(d)	"Disability," as determined by the Board in good
faith, shall mean Executive's inability to perform her duties hereunder, at all or with a reasonable accommodation, by reason of any physical or mental impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of not fewer than 3 months.

(e)	"Good Reason" shall mean:

  (1)	a material breach of this Agreement by Company
which is not cured by Company within 15 days of its receipt of written notice of the breach;

  (2)	without Executive's express written consent, the
Board reduces Executive's Base Salary or the aggregate fringe benefits provided to Executive (except to the extent permitted by Section 5 or Section 6, respectively); provided, Executive resigns within 30 days after the change objected to; or

  (3)	Company fails to obtain the assumption of this
Agreement by any successor to Company, whether by merger, consolidation, sale of more than 50% of the issued and outstanding stock of the Company or sale of all or substantially all of the assets of the Company; and

  (4)	without Executive's prior written consent,
Company permanently relocates Executive outside the Cincinnati, Ohio greater metropolitan area.

(f)	"Principal Executive Office" shall mean Company's
principal office for executives, presently located at 5412 Courseview Drive, Suite 122, Mason, OH 45040.

(g)	"Termination Date" shall mean the date specified in
the Termination Notice.

(h)	"Termination Notice" shall mean a dated notice which:
(i) indicates the specific termination provision in this Agreement relied upon (if any); (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive's employment under such provision; (iii) specifies a Termination Date; and (iv) is given in the manner specified in Section 15(e).

2.	Employment.  Company hereby employs Executive as Vice
President and Executive hereby accepts such employment and agrees to render services to Company in such capacity (or in such other capacity in the future as the Board may reasonably deem equivalent to such position) on the terms and conditions set forth in this Agreement. Executive's primary place of employment shall be at the Principal Executive Office.

3.	Term.  Unless earlier terminated by Executive or Company as
provided in Section 10 hereof, the term of Executive's employment under this Agreement shall commence on the date of this Agreement and terminate on May 31, 2006.

4.	Duties.  Executive shall:

(a)	faithfully and diligently do and perform all such acts
and duties, and furnish such services as are assigned to Executive as of the date this Agreement is signed, and such additional or different acts, duties and services as the Board may assign in the future; and

(b)	devote her full professional time, energy, skill and
best efforts to the performance of her duties hereunder, in a manner that will faithfully and diligently further the business and interests of Company, and shall not be employed by or participate or engage in or in any manner be a part of the management or operations of any business enterprise other than Company without the prior written consent of the Board, which consent may be granted or withheld in its sole discretion.

5.	Compensation.
Company shall compensate Executive for her services at a minimum base salary of $125,000 per year ("Base Salary"), payable in periodic installments in accordance with Company's regular payroll practices in effect from time to time. Executive's Base Salary may be increased from time to time in such amounts as may be determined by the Board, but may not be decreased without Executive's express written consent (unless the decrease is pursuant to a general compensation reduction applicable to all, or substantially all, officers of Company and Planet Zanett, Inc., Company's sole stockholder ("Zanett")). In addition to her Base Salary, Executive shall be entitled to receive such bonus payments as may be determined appropriate by the Board.

6.	Benefit Plans.  Executive shall be entitled to participate
in and receive benefits under any employee benefit plan or stock-based plan of Company, and shall be eligible for any other plans and benefits covering officers of Company, to the extent commensurate with her then duties and responsibilities fixed by the Board. Company shall not make any change in such plans or benefits which would adversely affect Executive's rights thereunder, unless such change affects all, or substantially all, officers of Company and Zanett

7.	Vacation.  Executive shall be entitled to paid annual
vacation in accordance with the policies established from time to time by the Board, which in no event shall be less than three weeks per annum. Regardless of what the Company's standard vacation policy may be, Executive shall not be entitled to extra cash payments for any vacation she does not utilize.

8.	Business Expenses.  Company shall reimburse Executive or
otherwise pay for all reasonable expenses incurred by Executive in furtherance of or in connection with the business of Company, including, but not limited to, traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Board.

9.	Disability.  In the event Executive incurs a Disability,
Executive's obligation to perform services under this Agreement will terminate, and the Board may terminate this Agreement upon written notice to Executive.

10.	Termination

(a)	Termination without Salary Continuation.  In the event
(i) Executive terminates her employment hereunder other than for Good Reason, or (ii) Executive's employment is terminated by Company due to her death, or for Cause, Executive shall have no right to compensation or other benefits pursuant to this Agreement for any period after her last day of active employment.

(b)	Termination with Salary Continuation.  In the event
(i) Executive's employment is terminated by Company for a reason other than death or Cause, or (ii) Executive terminates her employment for Good Reason, then Company shall:

  (1)	pay Executive a severance amount equal to the
lesser of (i) one-half (1/2) times Executive's Base Salary (determined without regard to any reduction in violation of Section 5) as of her last day of active employment, or (ii) the unpaid portion of Executive's Base Salary (determined without regard to any reduction in violation of Section 5) for the remainder of the term of this Agreement; the severance amount shall be paid in a single sum within 30 days following the Termination Date; provided, however, that in the event Executive's employment is terminated due to a Disability, such amount shall be reduced by any payments received by Executive under disability policies provided for the benefit of Executive; and

  (2)	maintain and provide to Executive, at no cost to
Executive, for a period ending at the earliest of (i) the expiration of six (6) months from Executive's last day of active employment; (ii) the date of Executive's full-time employment by another employer; or (iii) Executive's death, continued participation in all group insurance, life insurance, health and accident, disability, and other employee benefit plans in which Executive would have been entitled to participate had her employment with Company continued throughout such period, provided that such participation is not prohibited by the terms of the plan or by Company for legal reasons.

(c)	Termination Notice.  Except in the event of
Executive's death, a termination under this Agreement shall be effected by means of a Termination Notice.

11.	Withholding.  Company shall have the right to withhold from
all payments made pursuant to this Agreement any federal, state, or local taxes and such other amounts as may be required by law to be withheld from such payments.

12.	Assignability.  Company may assign this Agreement and its
rights and obligations hereunder in whole, but not in part, to any entity to which Company may transfer all or substantially all of its assets, if in any such case said entity shall expressly in writing assume all obligations of Company hereunder as fully as if it had been originally made a party hereto. Company may not otherwise assign this Agreement or its rights and obligations hereunder. This Agreement is personal to Executive and her rights and duties hereunder shall not be assigned except as expressly agreed to in writing by Company.

13.	Death of Executive.  Any amounts due Executive under this
Agreement (not including any Base Salary not yet earned by Executive) unpaid as of the date of Executive's death shall be paid in a single sum as soon as practicable after Executive's death to Executive's surviving spouse, or if none, to the duly appointed personal representative of her estate.

14.	Restrictive Covenants.

(a)	Covenant Not to Compete.  During the term of this
Agreement and for a period of (x) five years following the date of this Agreement if Executive's employment is terminated under Section 10(a) or if this Agreement expires by its terms, or (y) six months following the termination of Executive's employment if Executive's employment is terminated under Section 10(b), Executive shall not, directly or indirectly, in the United States (i) engage in the business of providing information technology consulting services (the "Business"), (ii) be or become a stockholder, partner, owner, officer, director or employee of, or a consultant to, any person or entity engaging in such activities; (iii) solicit the employment of any person who is an employee of Company as of the Termination Date or solicit to provide consulting services to any customer or qualified prospect of Company as of the Termination Date; or (iv) hire or employ any person who is an employee of Company as of the Termination Date. Notwithstanding anything herein to the contrary, nothing herein shall prohibit Executive from owning, as a passive investor, in the aggregate not more than five percent (5%) of the outstanding shares of capital stock or other beneficial ownership interests of any entity (other than a successor in interest to Company) engaged in the Business.

(b)	Confidentiality.  Executive acknowledges a duty of
confidentiality owed to Company and shall not, at any time during or after her employment by Company, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential information or knowledge of Company, Zanett or any of their affiliates obtained or acquired by her while so employed. All computer software, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, Company books, records, files and know-how acquired while an employee of Company are acknowledged to be the property of Company and shall not be duplicated, removed from Company's possession or premises or made use of other than in pursuit of Company's business or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against Company and, upon termination of employment for any reason, Executive shall deliver to Company, without further demand, all copies thereof which are then in her possession or under her control.

(c)	Inventions and Improvements.  Executive shall promptly
communicate to Company all ideas, discoveries and inventions which are or may be useful to Company or its business. Executive acknowledges that all such ideas, discoveries, inventions, and improvements which heretofore have been or are hereafter made, conceived, or reduced to practice by her at any time during her employment with Company heretofore or hereafter gained by her at any time during her employment with Company are the property of Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, and improvements to Company for its sole use and benefit, without additional compensation. The provisions of this Section 14(c) shall apply whether such ideas, discoveries, inventions, or improvements were or are conceived, made or gained by her alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to Company's business interests (including potential business interests), and whether or not within the specific realm of her duties. Executive shall, upon request of Company, but at no expense to Executive, at any time during or after her employment with Company, sign all instruments and documents reasonably requested by Company and otherwise coop-erate with Company to protect its right to such ideas, discoveries, inventions, or improvements including applying for, obtaining, and enforcing patents and copyrights thereon in such countries as Company shall determine.

(d)	Breach of Covenant.  Any breach or violation of the
provisions in this Section 14 by Executive will result in forfeiture by Executive and all other persons of all rights to any further payments or benefits under this Agreement, and in such event Company shall have no further obligation to pay any amounts related thereto. Executive expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Section 14 and that Company, in addition to all other remedies, shall be entitled as a matter of right to equitable relief, including injunctions and specific performance, in any court of competent jurisdiction. If any of the provisions of this Section 14 are held to be in any respect unenforceable, then they shall be deemed to extend only over the maximum period of time, geographic area, or range of activities as to which they may be enforceable.

15.	Miscellaneous

(a)	Amendment.  No provision of this Agreement may be
amended unless such amendment is signed by Executive and such officer as may be specifically designated by the Board to sign on Company's behalf.

(b)	Prior Employment.  Executive represents and warrants
that her acceptance of employment with Company has not breached, and the performance of her duties hereunder will not breach, any duty owed by her to any prior employer or other person.

(c)	Severability.  If any provision of this Agreement or
the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable any other provision of this Agreement and shall not affect the application of any provision to other persons or circumstances.

(d)	Binding Effect.  This Agreement shall be binding upon
and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors, and administrators.

(e)	Notice.  For purposes of this Agreement, notices and
all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered, sent by documented overnight delivery service or by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To Company:	Brandywine Computer Group, Inc.
		5412 Courseview Drive, Suite 122
		Mason, OH 45040
		Attn: Pierre-Georges Roy

To Executive:	Mary Rosalie Seagrave


(f)	Entire Agreement.  This Agreement sets forth the
entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof.

(g)	Governing Law.  The validity, interpretation,
construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the State of Ohio, without regards to the conflicts of law principles thereof.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

				BRANDYWINE COMPUTER GROUP, INC.


By: /s/ Pierre-Georges Roy


Title:  Director



EXECUTIVE




Mary Rosalie Seagrave